Exhibit 10.1

SOFI TECHNOLOGIES, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
Effective January 1, 2023

SECTION 1
INTRODUCTION; DEFINITIONS
1.1.Name of Plan; History. This SoFi Technologies, Inc. Director Deferred Compensation Plan is a non-qualified, unfunded plan established for the purpose of allowing directors of the Company to defer the receipt of income. The Plan is intended to comply with Code section 409A and is effective as of January 1, 2023 (the “Effective Date”).
1.2.Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
“Account” means the separate bookkeeping account representing the separate unfunded and unsecured general obligation of the Company established with respect to each person who is a Participant in this Plan. Within each Participant’s Account, separate subaccounts shall be maintained to the extent the Plan Administrator determines it to be necessary or desirable for the administration of this Plan.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Beneficiary” means an individual, a trust that is a United Sates person within the meaning of the Code, a person that has been recognized as a charitable organization under Code section 170(b), or the Participant’s estate designated in accordance with Section 5.6 to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.
“Board” is the Board of Directors of the Company, or such committee of the Board of Directors to which the Board of Directors of the Company has delegated the respective authority.
“Change in Control” means one of the following:
a)individuals who are Continuing Directors cease for any reason to constitute 50% or more of the directors of the Company; or
b)30% or more of the outstanding voting power of the Voting Stock of the Company is acquired or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Person, other than an entity resulting from a Business Combination in which clauses (x) and (y) of subsection c) apply; or
c)the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no Person beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or
d)approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.
For purposes of this definition    :
“Continuing Director” means an individual (A) who is, as of January 1, 2023, a director of the Company, or (B) who becomes a director of the Company thereafter;
“Voting Stock” means all then-outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company: and
“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, and the regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).
“Company” means SoFi Technologies, Inc., a Delaware corporation, or any successor thereto.
“Crediting Rate Alternative” means a hypothetical investment option used for the purpose of measuring income, gains and losses to the Accounts of Participants (as if the Accounts had in fact been so invested). The Crediting Rate Alternatives shall be designated in writing by the Plan Administrator.
“Director” means any person who is a director of the Company.
“Equity Awards” are grants made by the Company to Directors in the form of restricted stock or restricted stock units.
“Newly Eligible Director” means a Director who either (i) was not previously eligible to participate in this Plan or any other non-qualified, deferred compensation plans maintained for directors or independent contractors by the Company and was not eligible to participate in any non-qualified deferred compensation plans (other than the accrual of earnings) maintained for directors or independent contractors by the Company at any time during the 24-month period ending on the date the Director has again become eligible to participate in the Plan.
A “Participant” is a Director who becomes a Participant in this Plan in accordance with the provisions of Section 2. A Director who has become a Participant shall be considered to continue as a Participant in this Plan until the date when the Participant no longer has any Account under this Plan, or the date of the Participant’s death, if earlier.
“Person” means any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any affiliate or associate (as defined in Rule 14a-1(a) of the Exchange Act) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company.
“Plan” means the nonqualified, unfunded income deferral program maintained by the Company and established for the benefit of Participants eligible to participate therein, as set forth in this document. As used herein, “Plan” does not refer to the documents pursuant to which this Plan is maintained. The Plan shall be referred to as the “SoFi Technologies, Inc. Director Deferred Compensation Plan”.
“Plan Administrator” means the individual designated in Section 9.1.1, or, if applicable, its delegate.
“Plan Rules” are rules, policies, practices or procedures adopted by the Plan Administrator or its delegate pursuant to Section 9.1.5.
“Plan Year” means the period from January 1 through December 31.
“Retainer” means the total cash fees paid to Participant for service on the Board (or any committee thereof).
“Specified Employee” means, for purposes of complying with the requirements of Code section 409A(a)(2)(B)(i) (relating to the 6 month suspension of certain benefit distributions), an individual who, on his or her Termination of Service, the Company or other Affiliate has stock that is traded on an established securities market within the meaning of Code section 409A(a)(2)(B) and such individual is a “key employee” (defined below). For this purpose, an individual is a “key employee” during the 12-month period beginning on April 1 immediately following the calendar year in which the individual was employed by the Company and other Affiliates, and satisfied, at any time within such calendar year, the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (without regard to Code section 416(i)(5)). An individual will not be treated as a Specified Employee if the individual is not required to be treated as a Specified Employee under Treasury Regulations issued under Code section 409A.
“Termination of Service” means a severance of a Participant’s directorship, and all independent contractor relationships, with the Company, for any reason. Notwithstanding the foregoing, a Termination of Service shall not occur unless such termination also qualifies as a “separation from service,” as defined under Code section 409A and related guidance thereunder.
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but only if and to the extent such Unforeseeable Emergency constitutes an “unforeseeable emergency” under Code section 409A.
“Valuation Date” means each business day on which the National Association of Securities Dealers Automated Quotations is open.
SECTION 2
PARTICIPATION AND DEFERRAL ELECTIONS
2.1.Eligibility. A Director is eligible to participate in this Plan in accordance with and subject to the requirements of this Plan.

2.1.1.Eligibility for Newly Eligible Director. A Newly Eligible Director is eligible to participate in this Plan on the date that is 30 days after he or she becomes a Director.
2.1.2.Initial Enrollment. A Director shall, as a condition of participation in this Plan, complete such forms and make such elections in accordance with Plan Rules as the Plan Administrator may require for the effective administration of this Plan.
2.2.Termination of Participation. Except as otherwise specifically provided in this Plan or by the Plan Administrator, a Director who ceases to be a Director is not eligible to continue to participate in the Plan, provided, that any deferral elections in effect, and irrevocable, will continue to apply with respect to any Retainers or Equity Awards. The Participant’s Account will continue to be governed by the terms of the Plan until such time as the Participant’s Account balance is paid in accordance with the terms of the Plan. A Participant or Beneficiary will cease to be such as of the date on which his or her entire Account balance has been distributed.
2.3.No Guarantee of Continued Directorship. Participation in this Plan does not constitute a guarantee or contract with any Participating Company guaranteeing that the Director will continue to be a director. Such participation shall in no way interfere with any rights the shareholders of a Participating Company would have in the absence of such participation to determine the duration of the director’s service.
2.4.Deferral Elections. A Director who satisfies the eligibility requirements of Section 2 may, at the time and in the manner provided hereunder, elect to defer the receipt of his or her Retainer and Equity Awards.
2.4.1.General. Except as otherwise provided in this Plan, an election shall be made before the beginning of the Plan Year during which the Participant performs services for which the Retainer is earned for Retainers and before the beginning of the Plan Year in which the Director is granted an Equity Award. The election must designate the percentage of the Retainer and/or Equity Award which shall be deferred under this Plan. In accordance with Plan Rules, the Plan Administrator will determine the manner and timing required to file a deferral election. An election to defer the Retainer or Equity Award for the Plan Year or other period is irrevocable once it has been accepted by the Plan Administrator and the deadline for making such election has expired, except as otherwise provided under this Plan.
2.4.2.Newly Eligible Director. For a Newly Eligible Director, the deferral election may be made after the first day of a Plan Year provided it is made within 30 days after becoming eligible to participate in this Plan. Such a deferral election by a Newly Eligible Director is irrevocable once it has been received by the Plan Administrator and the deadline for making such election has expired, except as otherwise provided under this Plan. Such election will be effective with respect to Retainers and/or Equity Awards for services commencing with the next full calendar quarter after the deferral election becomes irrevocable.
2.4.3.Terminations of Service. A Participant who completes a deferral election in accordance with this Section 2.4, but who has a Termination of Service prior to the deadline for making such election has expired, will be deemed to have made no deferral election for the respective period.
2.5.Deferral of Retainers and Equity Awards. A Participant’s election to defer a Retainer or Equity Award is subject to the following requirements:
2.5.1.A deferral election will be effective with respect to the first Retainer paid or Equity Award granted for services performed during the Plan Year and such election will remain in effect through the last Retainer paid or Equity Award granted for services performed during the Plan Year.

2.5.2.The Retainer or Equity Award deferral percentage may not exceed 100%.
2.6.Elective Deferral Credit. The Plan Administrator shall credit to the Account of each Participant the amount, if any, of the Retainer or Equity Award the Participant elected to defer pursuant to this Section 2. Such amount shall be credited as nearly as practicable as of the time or times when the Retainer would have been paid, or the Equity Award would have been granted, to the Participant but for the election to defer. To the extent that any deferred amount must be converted to dollars or equivalent units of stock, the Plan Administrator may use any reasonable method deemed appropriate to make such a conversion.
2.7.Cancellation of Deferral Elections. Notwithstanding any provisions in the Plan to the contrary, an election to defer under this Section will be cancelled for the remaining portion of the Plan Year in the event the Participant has received a distribution on account of an Unforeseeable Emergency under Section 5.5. The revocation shall be made at the time and in the manner specified in Plan Rules and must otherwise comply with the requirements of Section 5.5.
SECTION 3
ADJUSTMENTS OF ACCOUNTS
3.1.Establishment of Accounts. There shall be established for each Participant an Account which shall be adjusted as provided under Section 3.2.
3.2.Adjustments of Accounts. On each Valuation Date, the Plan Administrator shall cause the value of the Account (or subaccount) to be increased (or decreased) to reflect the increase (or decrease) in the value of the Company’s stock.
SECTION 4
VESTING
4.1.Participant Accounts. The portion of Participant Accounts related to Retainers are fully (100%) vested and non-forfeitable at all times. The portion of Participant Accounts related to Equity Awards will vest on the same schedule as the underlying Equity Awards.
SECTION 5
DISTRIBUTION
5.1.Distribution Elections. Except as otherwise specifically provided in this Plan, a Participant may irrevocably elect for each Plan Year the form of distribution of the credits made to his or her Account for such Plan Year.
5.2.General Requirements. A Participant’s distribution election must be made prior to the date the Participant’s deferral election becomes irrevocable. The election shall be made in the form and manner prescribed by Plan Rules.
5.2.1.Form of Distribution. The Participant may elect among the following forms of distribution.
a)Installments. A series of annual installments made over three (3), five (5), ten (10) or fifteen (15) years commencing at a time provided under Section 5.2.2(a) or (b). For purposes of Code section 409A, installment payments will be treated as a series of separate payments at all times. Notwithstanding any election by the Participant to receive distributions in installments under this subparagraph, upon a Change in Control, all distributions will be made in a lump sum pursuant to Section 7.3.2.

b)Lump Sum. A single lump sum payment.
5.2.2.Time of Payment. The Participant shall be paid or receive a distribution of stock in the form elected under Section 5.2.1 within sixty (60) days of the earliest to occur of the following:
a)the Participant’s Termination of Service;
b)five (5) years from the date the Participant’s Account is credited under the Plan;
c)the date there is a Change in Control; and
d)the date Participant dies or becomes Disabled. For purposes of this Plan, “Disability” shall mean that the Participant is considered disabled under the Company’s long-term disability plan or is determined to be disabled by the Social Security Administration.
5.2.3.Installment Amounts. The amount of the annual installments shall be determined by dividing the amount of the vested portion of the Account as of the most recent Valuation Date preceding the date the installment is being paid by the number of remaining installment payments to be made (including the payment being determined).
5.2.4.Small Benefit. Subject to Section 5.3, in the event that the vested Account balance of a Participant who has died or experienced a Termination of Service under the Plan is less than the applicable dollar amount under Code section 402(g)(1)(B) for that Plan Year as of the date on which the Plan Administrator makes such determinations, the Plan Administrator (on behalf of the Company) reserves the right to have the Participant’s entire Account paid in the form of a single lump sum payment, provided the Plan Administrator’s exercise of discretion (on behalf of the Company) complies with the requirements of Treas. Reg. Sec. 1.409A-3(j)(4)(v).
5.2.5.Default. If for any reason a Participant shall have failed to make a timely designation of the form of distribution with respect to credits for a Plan Year (including reasons entirely beyond the control of the Participant), except as provided in Section 5.3, the distribution shall be made as a single lump sum payment.
5.2.6.No Spousal Rights. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s designation of a form of distribution.
5.2.7.Payment. At the Company’s sole discretion, a Participant’s Account may be paid in the form of shares of the Company’s common stock or in cash. To the extent that the amount of any payment depends on the price of the Company’s common stock, the Plan Administrator may use any reasonable method deemed appropriate to make such a conversion.
5.3.Six-Month Suspension for Specified Employees. Notwithstanding any other provision in this Section 5, if a Participant is a Specified Employee at Termination of Service, then any distributions arising on account of the Participant’s Termination of Service (other than on account of death) shall be suspended and not be made until (6) months have elapsed since such Participant’s Termination of Service (or, if earlier, upon the date of the Participant’s death). Any payments that were otherwise payable during the six-month suspension period referred to in the preceding sentence, will be paid within 60 days after the end of such six-month suspension period.
5.4.Distribution on Account of Death. Upon the death of a Participant, the Participant’s Account balance will be paid to the Participant’s Beneficiary in a single lump sum within ninety (90) days of a Participant’s death.

5.5.Distribution on Account of Unforeseeable Emergency.
5.5.1.When Available. A Participant may receive a distribution from the vested portion of his or her Account (which shall be deemed to include the deferrals that would have been made but for the cancellation under Section 5.5.3) if the Plan Administrator determines that such distribution is on account of an Unforeseeable Emergency and the conditions in Section 5.5.2 have been fulfilled. To receive such a distribution, the Participant must request a distribution by filing an application with the Plan Administrator and furnish such supporting documentation as the Plan Administrator may require. In the application, the Participant shall specify the basis for the distribution and the dollar amount to be distributed. If such request is approved by the Plan Administrator, distribution shall be made in a lump sum payment within 60 days following the approval by the Plan Administrator of the completed application.
5.5.2.Limitations. The amount that may be distributed with respect to a Participant’s Unforeseeable Emergency shall not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and/or cancellation of deferrals pursuant to Section 5.5.3, provided the determination of such limitation is consistent with the requirements of Code section 409A(a)(2)(B)(ii).
5.5.3.Cancellation of Deferral Elections. As provided by Section 2.7, in the event of a distribution under Section 5.5.1 the Plan Administrator will cancel the Participant’s deferral elections for the balance of the applicable Plan Year.
5.6.Designation of Beneficiaries.
5.6.1.Right to Designate or Revoke.
a)Each Participant may designate one or more primary Beneficiaries or secondary Beneficiaries to receive all or a specified part of such Participant’s vested Account in the event of such Participant’s death. If fewer than all designated primary or secondary Beneficiaries predecease the Participant, then the amount of such predeceased Beneficiary’s portion shall be allocated to the remaining primary or secondary Beneficiaries, as the case may be.
b)The Participant may change or revoke any such designation from time to time without notice to or consent from any spouse, any person named as Beneficiary or any other person.
c)No such designation, change or revocation shall be effective unless completed and filed with the Plan Administrator in accordance with Plan Rules during the Participant’s lifetime.
5.6.2.Failure of Designation. If a Participant:
a)fails to designate a Beneficiary,
b)designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

c)designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s vested Account, shall be payable to the first class of the following classes of automatic Beneficiaries:
•Participant’s surviving spouse; or
•representative of Participant’s estate.
5.6.3.Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s vested Account may disclaim an interest therein subject to the Plan Rules.
5.6.4.Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:
a)If there is not sufficient evidence that a person designated as a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.
b)The automatic Beneficiaries specified in Section 5.6.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death (subject to Section 5.6.3) so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.
c)If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form that is both executed by the Participant and received by the Plan Administrator: (i) after the date of the legal termination of the marriage between the Participant and such former spouse and (ii) during the Participant’s lifetime.
d)A finalized marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation shall revoke such designation unless the Participant’s new spouse had previously been designated as the Beneficiary.
e)Any designation of a non-spouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.
f)Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.
5.7.Facility of Payment.
5.7.1.Legal Incapacity.  In case of the legal incapacity, including minority, of an individual entitled to receive any payment under this Plan, payment shall be made, if the Plan Administrator shall be advised of the existence of such condition:
a)to the duly appointed guardian, conservator or other legal representative of such individual, or

b)to a person or institution entrusted with the care or maintenance of the legally incapacitated Participant or Beneficiary, provided such person or institution has satisfied the Plan Administrator that the payment will be used for the best interest and assist in the care of such individual, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.
5.7.2.Discharge of Liability. Any payment made in accordance with the foregoing provisions of this Section 5.7 shall constitute a complete discharge of any liability or obligation of the Company under this Plan.
5.8.Tax Withholding. The Company (or any other person legally obligated to do so) shall withhold the amount of any federal, state or local income tax, payroll tax or other tax that the payer reasonably determines is required to be withheld under applicable law with respect to any amount payable under this Plan. All benefits otherwise due hereunder shall be reduced by the amount to be withheld.
5.9.Application for Distribution. A Participant may be required to make application to receive payment and to complete other forms and furnish other documentation required by the Plan Administrator. Distribution shall not be made to any Beneficiary until such Beneficiary shall have filed an application for benefits in a form acceptable to the Plan Administrator and such application shall have been approved by the Plan Administrator and the Plan Administrator has determined that the applicant is entitled to payment.
5.10.Acceleration of Distributions. The Plan Administrator in its sole discretion may exercise discretion on behalf of the Company to accelerate the distribution of any payment under this Plan to the extent allowed under Code section 409A.
5.11.Delay of Distributions. The Plan Administrator in its sole discretion may exercise discretion on behalf of the Company to delay the distribution of any payment under this Plan to the extent allowed under Code section 409A, including, but not limited to, as necessary to maximize the Company’s tax deduction as allowed pursuant to Code section 162(m) or to avoid violation of securities law or other applicable law.
SECTION 6
SOURCE OF PAYMENTS; NATURE OF INTEREST
6.1.Source of Payments.
6.1.1.General Assets. The Company will pay, from its general assets, the distribution of the Participant’s Account under Section 5, and all costs, charges and expenses relating thereto.
6.2.Unfunded Obligation. The obligation of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company.
6.3.Spendthrift Provision. Except as otherwise provided in this Section 6.3, no Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Company. The Plan Administrator shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this

Plan shall be subject to attachment, garnishment, or execution following judgment or other legal process before actual payment to such person.
6.3.1.Right to Designate Beneficiary. The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Company.
6.3.2.Plan Administrator’s Right to Exercise Discretion. This Section 6.3 shall not prevent the Plan Administrator from exercising, in its discretion, any of the applicable powers and options granted to it under any applicable provision hereof.
SECTION 7
ADOPTION, AMENDMENT AND TERMINATION
7.1.Adoption. With the prior approval of the Plan Administrator, an Affiliate may adopt the Plan and become a participating Company by furnishing to the Plan Administrator a certified copy of a resolution of its board of directors adopting this Plan.
7.2.Amendment.
7.2.1.General Rule. The Company, by action of its Board, or by action of a person so authorized by resolution of the Board and subject to any limitations or conditions in such authorization, may at any time amend the Plan, in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given to each Participant then participating in the Plan.
7.2.2.No Oral Amendments. No modification of the terms of this Plan shall be effective unless it is in writing. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend this Plan.
7.3.Termination and Liquidation.
7.3.1.General Rule.
a)To the extent necessary or reasonable to comply with any changes in law, the Board may at any time terminate and liquidate this Plan, provided such termination and liquidation satisfies the requirements of Code section 409A.
b)To the extent that a Participant’s benefit under the Plan will be immediately included in the income of the Participant, as determined by a court of competent jurisdiction or the Internal Revenue Service, to the extent permitted under Code section 409A, the Board may terminate and liquidate this Plan, in whole or in part, as it relates to the impacted Participant.
7.3.2.Plan Termination and Liquidation on Account of a Change in Control. Upon a Change in Control, the Plan will terminate and payment of all amounts under the Plan will be accelerated if and to the extent provided in this Section 7.3.2.

a)The Plan will be terminated effective as of the first date on which there has occurred a Change in Control (referred to herein as the “Plan termination effective date”) unless, prior to such Plan termination effective date, the Board affirmatively determines that the Plan will not be terminated as of such effective date. The Board will be deemed to have taken action to irrevocably terminate the Plan as of the Plan termination effective date by its failure to affirmatively determine that the Plan will not terminate as of such date.
b)The determination by the Board under paragraph (a) constitutes a determination that such termination will satisfy the requirements of Code section 409A, including an agreement by the Company that it will take such additional action or refrain from taking such action as may be necessary to satisfy the requirements necessary to terminate and liquidate the Plan under paragraph (c) below.
c)In the event the Board does not affirmatively determine not to terminate the Plan as provided in paragraph (a), such termination shall be subject to either i. or ii., as follows:
i.If the Change in Control qualifies as a “change in control event” for purposes of Code section 409A, payment of all amounts under the Plan will be accelerated and made in a lump sum as soon as administratively practicable but not more than 90 days following the Plan termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) have been satisfied.
ii.If the Change in Control does not qualify as a “change in control event” for purposes of Code section 409A, payment of all amounts under the Plan will be accelerated and made in a lump sum as soon as administratively practicable but not more than 60 days following the 12 month anniversary of the Plan termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) have been satisfied.
SECTION 8
CLAIM PROCEDURES
8.1.Claims Procedure. Until modified by the Plan Administrator, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under this Plan. An application for a distribution or withdrawal shall be considered as a claim for the purposes of this Section.
8.1.1.Initial Claim. An individual may, subject to any applicable deadline, file with the Plan Administrator a written claim for benefits under this Plan in a form and manner prescribed by the Plan Administrator.
a)If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.
b)The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
8.1.2.Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant.

a)the specific reasons for the adverse determinations,
b)references to the specific provisions of this Plan (or other applicable Plan document) on which the adverse determination is based,
c)a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and
d)a description of the claim and review procedures.
8.1.3.Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Plan Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.
8.1.4.Claim on Review. If the claim, upon review, is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.
a)The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
b)In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.
c)The Plan Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
8.1.5.Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
a)the specific reasons for the denial,
b)references to the specific provisions of this Plan (or other applicable Plan document) on which the adverse determination is based,
c)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

d)a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures.
8.2.Rules and Regulations.
8.2.1.Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.
8.2.2.Specific Rules.
a)No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Plan Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Plan Administrator upon request.
b)All decisions on claims and on requests for a review of denied claims shall be made by the Plan Administrator unless delegated as provided for in the Plan, in which case references in this Section 8 to the Plan Administrator shall be treated as references to the Plan Administrator’s delegate.
c)Claimants may be represented by a lawyer or other representative at their own expense, but the Plan Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.
d)The decision of the Plan Administrator on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Plan Administrator.
e)In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information necessary to make a benefit determination accompanies the filing.
f)The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
g)The claims and review procedures shall be administered with appropriate safeguards to that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.
h)The Plan Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.
8.3.Limitations and Exhaustion.
8.3.1.Claims. No claim shall be considered under these administrative procedures unless it is filed with the Plan Administrator within two (2) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Plan Administrator without regard to the merits of the claim.

8.3.2.Lawsuits. No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum within two (2) years from the earlier of:
a)the date the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or
b)the date the claim was denied.
8.3.3.Exhaustion of Remedies. These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. As to such matters:
a)no Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and
b)determinations by the Plan Administrator (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.
8.3.4.Imputed Knowledge. For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.
SECTION 9
PLAN ADMINISTRATION
9.1.Plan Administration
9.1.1.Administrator. The Company’s Chief People Officer (or any successor thereto) is the “administrator” of the Plan. Except as expressly otherwise provided herein, the Plan Administrator shall control and manage the operation and administration of this Plan and make all decisions and determinations.
9.1.2.Authority and Delegation. The Plan Administrator is authorized to:
a)appoint one or more individuals or entities and delegate such of his or her powers and duties as he or she deems desirable to any individual or entity, in which case every reference herein made to Plan Administrator shall be deemed to mean or include the individual or entity as to matters within their jurisdiction. Such individual may be an officer or other employee of the Company, provided that any delegation to an employee of the Company will automatically terminate when he or she ceases to be an employee. Any delegation may be rescinded at any time; and
b)select, employ and compensate from time to time such agents or consultants as the Plan Administrator may deem necessary or advisable in carrying out its duties and to rely on the advice and information provided by them.
9.1.3.Determination. The Plan Administrator shall make such determinations as may be required from time to time in the administration of this Plan. The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe this Plan and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each decision of the

Plan Administrator shall be final and binding upon all parties. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.
9.1.4.Reliance. The Plan Administrator may act and rely upon all information reported to it hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.
9.1.5.Rules and Regulations. Any rule, regulation, policy, practice or procedure not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.
9.2.Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.
9.3.Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the General Counsel of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.
9.4.Choice of Law. Except to the extent that federal law is controlling, this Plan will be construed and enforced in accordance with the laws of the State of California.
9.5.Responsibility for Delegate. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan or pursuant to procedures set forth in the Plan.
9.6.Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Company.
9.7.Errors in Computations. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Plan Administrator or trustee. The Plan Administrator shall have power to cause such equitable adjustments to be made to correct for such errors as the Plan Administrator, in its sole discretion, considers appropriate. Such adjustments shall be final and binding on all persons.
9.8.Indemnification. In addition to any other applicable provisions for indemnification, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Company against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services as an administrator in connection with this Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.
9.9 Notice. Any notice required under this Plan may be waived by the person entitled thereto.

SECTION 10
CONSTRUCTION
10.1.IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement that will comply in form and operation with the requirements of Code section 409A and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intention.
10.2.Rules of Document Construction. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. The titles given to the various Sections of this Plan are inserted for convenience of reference only and are not part of this Plan, and they shall not be considered in determining the scope, purpose, meaning or intent of any provision hereof. The provisions of this Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.
10.3.References to Laws. Any reference in this Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so.

ELECTION TO DEFER COMPENSATION
under the
SOFI TECHNOLOGIES, INC. DIRECTOR DEFERRED COMPENSATION PLAN
    As a member of the Board of Directors (a “Director”) of SoFi Technologies, Inc. (the “Company”), I understand that, under the SoFi Technologies, Inc. Director Deferred Compensation Plan (the “Plan”), I may electively defer each calendar year the receipt of part or all of my cash retainer and my equity award (collectively, my “Compensation”) that is otherwise payable to me by the Company during each calendar year. I further understand that the amount of Compensation I electively defer under the Plan will be credited to my account under the Plan. My retainer deferrals are always fully (100%) vested and my equity awards are subject to the vesting schedule set forth in the equity award agreements.
    I hereby elect the following:

Elective Deferral of Cash Retainer
1.Amount of deferral:
☐    TO electively defer my cash retainer under the Plan at the following rate:
            % per quarter
        $     per quarter
    This election authorizes the Company to withhold this amount from my Compensation.
    ☐    NOT to electively defer any part of my cash retainer under the Plan.
2.Distribution of deferred amount:
    FORM OF PAYMENT. I elect to receive payment in the following form:
☐    INSTALLMENTS. Choose the number of years over which installment payments will be made (select one):
        ☐ 3 Years
        ☐ 5 Years
        ☐ 10 Years
        ☐ 15 Years
☐    LUMP SUM. A single lump sum payment.

Elective Deferral of Equity Awards
1.Amount of deferral:
☐    TO electively defer     ____% (up to 100%) of my equity awards under the Plan.
☐    TO electively _____ (number or all) shares of my equity awards under the Plan.
This election authorizes the Company to withhold the equity I would otherwise receive for my service as a Director.
    ☐    NOT to electively defer any portion of my equity awards under the Plan.
2.Distribution of Deferred Amount:

    FORM OF PAYMENT. I elect to receive payment in the following form:
☐    INSTALLMENTS. Amount deferred above under the Plan in installments over the number of years specified below:
☐ 3 Years
        ☐ 5 Years
        ☐ 10 Years
        ☐ 15 Years
☐    LUMP SUM. A single lump sum payment.
    I understand that my elections are generally irrevocable as to a calendar year and that I will be required to make new elections each year with respect to retainers and equity awards for the subsequent year in accordance with the terms of the Plan and any procedures established by the Plan administrator.
    This election is dated __________________________.

                            ______________________________
                            Eligible Director
    Received and accepted:

    ______________________________
    SoFi Technologies, Inc.

    ______________________________
    Date